Exhibit 107.1

Calculation of Filing Fee Table

Form S-3

(Form Type)

Box, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	3.0% Series A Convertible Preferred Stock, par value $0.0001 per share	457(c) and 457(h)	500,000(1)	$1,000.00(2)	$500,000,000.00	0.0000927	$46,350.00

Equity	Class A Common Stock, $0.0001 par value, issuable upon conversion of 3.0% Series A Convertible Preferred Stock, par value $0.0001 per share	457(c) and 457(h)	18,518,484(3)	—	—	0.0000927	— (4)

Total Offering Amounts							$46,350.00

Total Fee Offsets(5)							—

Net Fee Due							$46,350.00

(1)

The 500,000 shares of 3.0% Series A Convertible Preferred Stock, or the Series A Convertible Preferred Stock, were acquired by the selling securityholders in private transactions on May 12, 2021 (the “Closing Date”). Pursuant to Rule 416 under the Securities Act, the Registrant is also registering such indeterminate number of additional shares of the Series A Convertible Preferred Stock as may be issuable as a result of a stock split, stock dividend, recapitalization, reclassification, merger, consolidation or similar event.

(2)

Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(o) under the Securities Act. There is no public market for the shares of Series A Convertible Preferred Stock being registered hereunder. The proposed maximum aggregate offering price of the Series A Convertible Preferred Stock being registered hereunder represents the price of $1,000 per share paid by the selling securityholders named herein in connection with the sales of the Series A Convertible Preferred Stock to such selling securityholders on the Closing Date, as described herein.

(3)

Each share of Series A Convertible Preferred Stock will be convertible into a number of shares of Class A common stock determined by dividing the sum of the liquidation preference of such share of Series A Convertible Preferred Stock and any accrued and unpaid dividends thereon on the conversion date by the then-applicable conversion price. Consists of up to 18,518,484 shares of Class A common stock issuable upon the conversion at the initial conversion price of approximately $27.00 per share of Class A common stock of 500,000 shares of the Series A Convertible Preferred Stock held as of the date hereof. Pursuant to Rule 416 under the Securities Act, the Registrant is also registering such indeterminate number of additional shares of Class A common stock as may be issuable as a result of a stock split, stock dividend, recapitalization, reclassification, merger, consolidation or similar event.

(4)

No separate consideration will be received for the shares of Class A common stock issuable upon conversion of the Series A Convertible Preferred Stock, and, therefore, no registration fee for those shares is required pursuant to Rule 457(i) under the Securities Act.

(5)	The Registrant does not have any fee offsets.